Exhibit 1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT
COMPLETION OF THE PROPOSED ACQUISITIONS OF CERTAIN ASSETS
AND BUSINESS FROM UNICOM PARENT AND NETCOM PARENT
EFFECTIVENESS OF THE NETWORK LEASE
The Board refers to the announcement of the Company dated 16 December 2008 and the circular of the Company dated 22 December 2008 (the “Circular”) relating to the Proposed Acquisitions and the Lease. Unless otherwise defined, all capitalised terms used in this announcement have the meanings set out in the Circular.
The Board is pleased to announce that all of the conditions precedent to the completion of the Proposed Acquisitions and the Lease becoming effective were satisfied (or, if applicable, waived) on 31 January 2009. Accordingly, completion of the Proposed Acquisitions occurred on 31 January 2009 and the Lease commenced with effect from 1 January 2009. As the merger of Unicom Parent and Netcom Parent became effective prior to the completion of the Proposed Acquisitions on 31 January 2009, the Target Assets and Business, which were owned and/or operated by Netcom Parent, any of its subsidiaries and/or branches as at the date of the Circular and which were transferred to Unicom Parent pursuant to the merger, were transferred by Unicom Parent to Unicom China on 31 January 2009.

In addition, save for certain arrangements as set out in the Circular, the profits and losses generated from the operation of the Target Assets and Business were assumed by the Group with effect from 1 January 2009.

By Order of the Board CHINA UNICOM (HONG KONG) LIMITED CHU KA YEE Company Secretary
Hong Kong, 2 February 2009
As at the date of this announcement, the Board comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

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